AMENDED AND RESTATED
WILLIS U.S. 2005 DEFERRED COMPENSATION PLAN

WILLIS U.S. 2005 DEFERRED COMPENSATION PLAN

Table of Contents

ARTICLE I

Definitions Page

1.1 Account	4
1.2 Administrator	4
1.3 Affiliate	4
1.4 Base Salary	4
1.5 Beneficiary	4
1.6 Base Salary Deferral	4
1.7 Board of Directors	4
1.8 Bonus/Incentive Pay	4
1.9 Bonus/Incentive Pay Deferral	5
1.10 Code	5
1.11 Compensation	5
1.12 Corporation	5
1.13 Deferral Election	5
1.14 Effective Date	5
1.15 Eligible Employee	5
1.16 Employee	5
1.17 Employer	5
1.18 Employer Award	5
1.19 Employment Agreement	5
1.20 In-Service Distribution	5
1.21 Investment Option	6
1.22 Key Employee	6
1.23 Participant	6
1.24 Person	6
1.25 Plan	6
1.26 Plan Year	6
1.27 Retirement	6
1.28 Separation from Service	6

1.29 Termination for Cause 6

1.30 Total and Permanent Disability	6
1.31 Trust or Trust Fund	7
1.32 Unforeseeable Emergency	7

ARTICLE II
Purpose

2.1 Purpose 7

ARTICLE III
Participation

3.1 Commencement of Participation 7

ARTICLE IV
Contributions

4.1 Base Salary Deferrals	8
4.2 Bonus/Incentive Pay Deferrals	8
4.3 Minimum Annual Deferral	9

ARTICLE V
Vesting

5.1 Vesting 9

ARTICLE VI
Accounts

6.1 Accounts	9
6.2 Investments, Gains & Losses	10
6.3 Employer Award	11

ARTICLE VII
Distributions

7.1Distribution Eligibility	11
7.2Distribution Due to Unforeseeable Emergency	11
7.3 Distribution Payments	11
7.4 Change in Time and Form of Distribution	12

ARTICLE VIII
Beneficiaries

8.1 Beneficiaries 12

ARTICLE IX
Funding

9.1	Prohibition Against Funding	13
9.2	Withholding of Employee Contributions	13

ARTICLE X
Benefit Plans

10.1 Benefit Plans 13

ARTICLE XI
General Provisions

11.1Administrator	13
11.2No Assignment	14
11.3No Employment Rights	14
11.4Incompetence	14
11.5Identity	14
11.6Other Benefits	14
11.7No Liability	15
11.8Expenses	15
11.9Amendment and Termination	15
11.10Employer Determinations	15
11.11Construction	15
11.12Governing Law	15
11.13Severability	15
11.14Headings	16
11.15Terms	16
11.16 Withholding Payroll Taxes	16
11.17 Law Changes	16

AMENDED AND RESTATED
WILLIS U.S. 2005 DEFERRED COMPENSATION PLAN

WHEREAS, the Employer has adopted the Willis U.S. 2005 Deferred Compensation Plan (the “Plan”) for the purposes of (i) establishing a program that would enable it to attract and retain Employees of outstanding competence, (ii) providing additional benefits for selected management and highly compensated Employees, and (iii) providing for the future income security of selected management and highly compensated employees; and

WHEREAS, the Employer desires to amend and restate the Plan effective as of January 1, 2010; and

NOW, THEREFORE, the Employer hereby adopts the Amended and Restated Plan, under the name the “Amended and Restated Willis U.S. 2005 Deferred Compensation Plan,” as follows:

ARTICLE I
Definitions

1.1 Account. Account means the bookkeeping account established for each Participant as provided in section 6.1 hereof.

1.2 Administrator. Administrator means the Benefits Committee of the Corporation or its designee, except as otherwise determined by either the board of directors of the Corporation or the Executive Management Committee of Willis Group Holdings.

1.3 Affiliate. Affiliate means an individual, partnership, corporation, limited liability company, business trust, joint share company, trust, unincorporated association, joint, venture, governmental authority or other entity of whatever nature.

1.4 Base Salary. Base Salary means the Participant’s Compensation excluding the following: auto allowances; Bonus/Incentive Pay; welfare benefits; fringe benefits and any other non-cash remuneration; grants of restricted stock; amounts realized from the sale, exchange or other disposition of stock acquired under a stock option or any other similar arrangement; and moving expense reimbursements.

1.5 Beneficiary. Beneficiary has the meaning ascribed thereto in ARTICLE VIII.

1.6 Base Salary Deferral. Base Salary Deferral means the portion of Base Salary that a Participant elects to defer in accordance with section 4.1 hereof.

1.7 Board of Directors. Board of Directors or Board means the board of Willis Group Holdings Limited.

1.8 Bonus/Incentive Pay. Bonus/Incentive Pay means the portion of the Participant’s Compensation which consists of payments made pursuant to the Employer’s annual incentive plans, production incentive plans, sales commissions plans, any other incentive or bonus plans established by the Employer, as well as any other miscellaneous bonus including, without limitation, signing bonuses.

1.9 Bonus/Incentive Pay Deferral. Bonus/Incentive Pay Deferral means the portion of Bonus/Incentive Pay that a Participant elects to defer in accordance with section 4.2 hereof.

1.10 Code. Code means the Internal Revenue Code of 1986, as amended.

1.11 Compensation. Compensation means the Participant’s earned income from the Employer as reported on Forms W-2 for federal income tax purposes.

1.12 Corporation. Corporation means Willis North America Inc. or any successor thereto.

1.13 Deferral Election. Deferral Election means the separate written agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make Base Salary Deferrals and/or Bonus/Incentive Pay Deferrals thereto in accordance with the provisions of sections 4.1 and 4.2 hereof, and any delay in distributions pursuant to section 7.4 hereof.

1.14 Effective Date. Effective Date means November 10, 2004, the date the Plan shall become effective.

1.15 Eligible Employee. Eligible Employee means any Employee of the Employer who is considered to be a select group of management or is highly compensated within the meaning of the Employee Retirement Income Security Act of 1974, and who is selected and designated in writing as an Eligible Employee by the chief executive officer or chief operating officer of the Corporation.

1.16 Employee. Employee means any person employed by the Employer in a regular full-time capacity as defined by the Human Resource Policies and Procedures Manual of the Corporation.

1.17 Employer. Employer means the Corporation and any of its majority-owned subsidiaries, or any other U.S. corporation part of the Willis Group Holdings Limited affiliated group.

1.18 Employer Award. Employer Award means a discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of section 6.3 hereof.

1.19 Employment Agreement. Employment Agreement means an employment agreement which has been approved by a vote of the Compensation Committee of the board of directors of Willis Group Holdings Limited.

1.20 In-Service Distribution. In-Service Distribution means a distribution to a Participant while still employed by the Employer based upon the occurrence of the date designated by Participant in his or her Deferral Election; provided, however, that an In-Service Distribution shall be made no earlier than the expiration of the five (5) year period ending at the end of the calendar year in which the deferral is made.

1.21 Investment Option. Investment Option has the meaning ascribed thereto in section 6.2.

1.22 Key Employee. A Key Employee is (1) an officer who earns greater than $130,000 in Compensation (as adjusted under section 416(i)(1) of the Code), (2) an owner of five percent (5%) or more of the outstanding common stock of Willis Group Holdings Limited, (3) an owner of one percent (1%) or more of the outstanding common stock of Willis Group Holdings Limited who earns greater than $150,000 in Compensation, or (4) as such term is defined in any amendment to Section 416(i) of the Code. For purposes of 1.22(1), no more than 50 employees shall be treated as officers.

1.23 Participant. An Eligible Employee who has either (1) submitted a Deferral Election agreeing to participate in the Plan, or (2) been credited with a deferred compensation benefit under an Employment Agreement with Employer, or (3) been granted an Employer Award; and whose Account has not been fully paid out.

1.24 Person. Person means an individual, partnership, corporation, limited liability company, business trust, joint share company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

1.25 Plan. The Willis U.S. 2005 Deferred Compensation Plan, as in effect and as may be amended from time to time.

1.26 Plan Year. The twelve (12) consecutive month period beginning January 1 and ending December 31.

1.27 Retirement. In the event the Participant has an Employment Agreement that defines the term Retirement, as defined therein. If not, Retirement means a Separation From Service at such time as the Participant is eligible to receive an immediate benefit under the terms of the Willis North America Inc. Pension Plan or successor plan thereto.

1.28 Separation From Service. Separation From Service means the severance of a Participant’s employment with the Employer for any reason, including without limitation, death, Retirement or Total and Permanent Disability, voluntary or involuntary resignation, or termination with or without cause, or as defined within Section 409A of the Code.

1.29 Termination for Cause. In the event the Participant has an Employment Agreement which defines the term Termination For Cause, as defined therein. If not, Termination for Cause means the termination of a Participant’s employment by the Employer for chronic absenteeism (other than for medical reasons, as determined by a physician), chronic inattention to duties, material dishonesty in the conduct of the business of the Employer, the commission of a willful act or willful omission intended materially to injure the business of the Employer, or for any reason which constitutes a termination for cause under the Participant’s Employment Agreement, or for any other reason that the Administrator reasonably decides is a termination for cause.

1.30 Total and Permanent Disability. In the event the Participant has an Employment Agreement which defines Total and Permanent Disability or a similar term, as defined therein. If not, Total and Permanent Disability means any medically determinable physical or mental disorder that renders a Participant incapable of continuing in the employment of the Employer and is considered a long-term disability under the Employer’s Long-Term Disability Plan and qualifies for Social Security Disability Benefits or as such term is defined within Section 409A of the Code.

1.31 Trust or Trust Fund. Trust or Trust Fund means any trust established to hold amounts set aside by the Corporation in accordance with Article 6.1.

1.32 Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, or as such term is defined in any amendment to Section 409A(2)(B)(ii). The circumstances that will constitute an Unforeseeable Emergency would depend upon the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise,

(b) By liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or

(c) By cessation of deferrals under the Plan.

The need to send a Participant’s child to college or the desire to purchase a home shall not be an Unforeseeable Emergency.

ARTICLE II
Purpose

2.1 Purpose. The purpose of this Plan is to secure for the Employer the benefits of the continued employment of certain of the Employer’s management and highly compensated Employees by making deferred compensation arrangements for their benefit as herein provided.

ARTICLE III
Participation

3.1 Commencement of Participation. An Eligible Employee shall become a Participant at the earliest of i) the date on which his or her Deferral Election first becomes effective, ii) the date on which an Employer Award is first credited to his or her Account, or iii) the date on which such Employee is credited with a benefit in his or her Account pursuant to an Employment Agreement with the Employer.

ARTICLE IV
Contributions

4.1 Base Salary Deferral.

(a) Except as otherwise provided in Section 4.1(b), each Participant shall be entitled to defer receipt of any percentage amount or any fixed dollar amount of the portion of his or her Base Salary which is not taken into account for qualified retirement plan purposes due to the application of a compensation limit, either an amount that mirrors the company limit set for qualified plans, the provisions of section 401(a)(17) of the Code, or its successor provision, for the Plan Year.

(b) For Plan Years beginning on or after January 1, 2010, each Participant shall be entitled to defer receipt of any percentage amount or fixed dollar amount, not to exceed 50%, of his or her Base Salary for the Plan Year.

(c) The Employer shall credit to the Account of a Participant an amount equal to the amount designated in the Participant’s Deferral Election as his or her Base Salary Deferral for that Plan Year. Such amounts shall not be made available to such Participant, except as provided in ARTICLE VII, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in ARTICLE IX.

(d) Each Eligible Employee shall deliver a Deferral Election to the Employer before any Base Salary Deferral can become effective. Such Deferral Election shall be void with respect to any Base Salary Deferral unless submitted on or before December 31 of the preceding calendar year during which the amount to be deferred will be earned; provided, however, that in the year in which the Plan is first adopted or an Employee is first eligible to participate, such Deferral Election shall be filed within thirty (30) days of the date on which the Plan is adopted or the date on which an Employee is first eligible to participate, respectively, with respect to Base Salary earned for the remainder of the calendar year subsequent to the date the Deferral Election is delivered to the Employer.

(e) The Deferral Election shall, subject to the limitation set forth in section 4.1 hereof, designate the portion and period of deferral of Base Salary deferred by each Participant, the beneficiary or beneficiaries of the Participant, the timing and form of payment of distribution, and such other items as the Administrator may prescribe.

4.2 Bonus/Incentive Pay Deferral.

(a) Except as otherwise provided in Section 4.2(b), each Participant shall be entitled to make an annual election to defer receipt of any percentage amount or any fixed dollar amount of Bonus/Incentive Pay otherwise payable to Participant by the Employer.

(b) For the Plan Year beginning on January 1, 2011, each Participant shall be entitled to make an annual election to defer receipt of any percentage amount or any fixed dollar amount, not to exceed 95%, of his or her Bonus/Incentive Pay otherwise payable to the Participant by the Employer, which Bonus/Incentive Pay shall relate to performance in the prior Plan Year.

(c) Each Eligible Employee shall deliver a Deferral Election to the Employer before any Bonus/Incentive Pay Deferral can become effective. Such Deferral Election shall be void with respect to any Bonus/Incentive Pay Deferral unless submitted on or before December 31 of the preceding calendar year during which the amount to be deferred will be earned; provided, however, that in the year in which the Plan is first adopted or an Employee is first eligible to participate, such Deferral Election shall be filed within thirty (30) days of the date on which the Employee is first eligible to participate.

(d) The Deferral Election shall, subject to the limitation set forth in section 4.2 hereof, designate the portion and period of deferral of Bonus/Incentive Pay deferred by each Participant, the beneficiary or beneficiaries of the Participant, the timing and form of payment of distribution and such other information as the Administrator shall prescribe.

4.3 Minimum Annual Deferral. Notwithstanding any provision of the Plan to the contrary, for any Plan Year, a Participant’s Deferral Election shall not be for less than $5,000.00 unless their account balance in the Plan at the time of election is more than $10,000.

ARTICLE V
Vesting

5.1 Vesting.

(a) Except as otherwise provided by the Plan, a Participant shall have a fully vested right to the portion of his or her Account attributable to Base Salary Deferral(s), Bonus/Incentive Pay Deferral(s), or credits under the Plan provided in an Employment Agreement, (subject to the terms of the Employment Agreement), and any earnings (or losses) attributable to such Participant’s Account. Except as otherwise provided by the Plan, or pursuant to an Employment Agreement with Employer, Employer Awards, and any earnings (or losses) on the investment of such amounts, shall vest in accordance with the vesting schedule established at the time a contribution is made; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in ARTICLE IX.

(b) Notwithstanding any provision of the Plan to the contrary, a Participant who has a Separation from Service due to death or Total and Permanent Disability shall be fully vested in the amounts credited to his or her Account.

(c) Except as provided in (b) above, any amounts credited to a Participant’s Account that are not vested at the time of his or her Separation from Service with the Employer shall be forfeited.

ARTICLE VI
Accounts

6.1 Accounts.

(a) The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator may also establish any subaccounts that it feels may be appropriate. The accounts specified in this Article 6.1 are established under the Plan to record the liability of the Corporation to Participants. All accounts may be maintained on the books of the Corporation, and the Corporation is under no obligation to segregate assets to provide for these liabilities. Should the Corporation elect to segregate assets into a trust fund pursuant to article 6.1(d) herein, the accounts specified in this article 6.1(a) may be maintained on the books of such fund.

(b) Each Participant’s Account balance shall reflect his or her aggregate deferrals, amounts credited pursuant to an Employment Agreement with Employer or pursuant to an Employer Award, and any earnings (or losses) attributable to such amounts, and shall be reduced by administrative, investment, and other fees necessary for the administration of the Plan which are not the obligation of the Employer. Each Participant’s Account also shall be reduced by any distributions made plus any expenses allocated to the Plan pursuant to section 11.8 herein.

(c) At the sole discretion of the Administrator, any amount (including deferrals and earnings or losses thereon) credited to a bookkeeping account on behalf of Participant with respect to any other nonqualified deferred compensation arrangement maintained by the Employer shall be reflected in Participant’s Account pursuant to the Plan whereupon the other nonqualified deferred compensation arrangement shall cease and terminate with respect to such Participant.

(d) The Corporation may, but is not required to establish a Trust Fund and make contributions to it corresponding to any or all amounts accrued under Articles 4 or 6 of the Plan. These contributions are credited with income, expense, gains and losses in accordance with the investment experience of the Trust Fund. The Administrator may direct the trustee to establish investment funds within the Trust Fund and to permit Participants to direct the allocation of their account balances among the funds in accordance with rules prescribed by the Administrator. The Administrator may alter the available funds or the procedures for allocating account balances among them at any time.

(e) Status of the Trust Fund. Notwithstanding any other provision of this Plan, all assets of the Trust Fund remain the property of the Corporation and are subject to the claims of its creditors in accordance with the Trust terms. No participant has any priority claim on Trust assets or any security interest or other rights in or to them superior to the rights of general creditors of the Corporation.

6.2 Investments, Gains & Losses.

(a) The amount in each Participant’s Account shall be deemed to be invested and reinvested, as designated by the Participant as provided in subsection (b), below, in one or more of the mutual funds designated by the Administrator and set forth on the Deferral Election, hereunder referred to as the “Investment Option”.

(b) Each participant shall designate how his or her deferrals and, if applicable, any Employer Award are to be allocated among the available Investment Options established by the Plan. The initial allocation with respect to deferrals shall be made by the Participant in the Deferral Election with respect to the Base Salary Deferral and Bonus/Incentive Pay Deferral. Once made, an investment allocation request shall remain in effect for all subsequent deferrals, including any Employer Awards, until changed by the Participant. Each Participant may change his or her investment allocation in such manner and at such times as permitted by the Administrator, in its sole discretion.

(c) The Employer shall not be required to purchase an interest in the Investment Option designated by the Participant. The only obligation of the Employer is its contractual obligation to make payments to Participants as set forth in the Plan. To the extent that the Employer does, in its discretion, purchase an interest in an Investment Option designated by a Participant, the same shall remain the sole property of the Employer, subject to the claims of its general creditors, and shall not be a part of nor deemed to be a part of the Participant’s Account.

6.3 Employer Award. The Employer may make, at its sole discretion, an Employer Award to the account of a Participant which vests under such terms and conditions as the Employer, in its sole discretion, determines at the time of such Employer Award.

ARTICLE VII
Distributions

7.1 Distribution Eligibility. Distribution of benefits from the Plan shall be made no earlier than (i) the Participant’s Separation from Service or, in the case of Key Employees, six months following their Separation from Service, (ii) the date selected as an In-Service Distribution, (iii) in the event of an approved financial hardship due to an Unforeseeable Emergency, or (iv) solely with respect to amounts attributable to an Employer Award, at such time and in such manner as designated in such Employer Award, subject to the requirements set forth in Section 409A of the Code.

7.2 Distribution Due to Unforeseeable Emergency. A participant may request a distribution due to Unforeseeable Emergency by submitting a written request to the Administrator accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Administrator shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted and has the sole discretion to approve or disapprove a distribution due to Unforeseeable Emergency If an application for a distribution due to an Unforeseeable Emergency is approved, the distribution is limited to an amount sufficient to meet the emergency net of applicable withholding taxes. The approved distribution shall be payable in a method determined by the Administrator as soon as possible after approval of such distribution.

A Participant who has commenced receiving installment payments in accordance with the provisions of section 7.3 hereof, may request acceleration of such payments in the event of an Unforeseeable Emergency. The Administrator may permit accelerated payments to the extent such accelerated payment is permitted under Section 409A of the Code and does not exceed the amount necessary to meet the emergency and pay any applicable taxes.

7.3 Distribution Payments.

(a) Form of Retirement or Disability Distributions. Distributions resulting from a Separation from Service on account of Retirement or Total and Permanent Disability shall be payable to the Participant or beneficiary in cash in either one lump-sum or in five (5) annual installments (on a pro rata basis) as elected by the Participant or beneficiary at the time of his Deferral Election.

(b) Other Distributions. Distributions resulting from a Separation from Service for any reason other than Retirement or Total and Permanent Disability shall be paid in one lump-sum. In-Service distributions shall be made in such permitted form and commence at such permitted time as designated by Participant in his/her Deferral Election.

(c) Commencement of Distributions Due to Separation from Service. Distribution of benefits to a Participant under the Plan shall commence as early as administratively feasible, but in any event, no later than sixty (60) days after there is a Separation from Service or in which a Participant is eligible for an In-Service Distribution; provided, however that in the case of Key Employees, such Distribution shall not commence until after six (6) months from the Separation from Service.

(d) Commencement of Distributions Of Employer Award. An Employer Award, after taking into account any earnings (or losses) attributable thereto in such amounts and at such time as designated in the respective Employer Award.

7.4 Change of Timing or Form of Distribution. A Participant may elect to delay the timing of receipt and/or the form of a distribution provided that the new Deferral Election (1) is not effective for at least twelve (12) months; (2) is made at least twelve (12) months prior to a scheduled distribution; and (3) provides for a deferral for a period of not less than five (5) years from the date such distribution would otherwise have been made. If a Participant does elect to delay a distribution, a distribution cannot be made pursuant to a Separation from Service or Retirement if such Separation from Service or Retirement occurs before the end of the five (5) year period beginning on the date such distribution would have otherwise have been made, and subject to the requirements of Section 409A of the Code.

ARTICLE VIII

Beneficiaries

8.1 Beneficiaries. Each Participant may from time to time designate one or more persons as his or her Beneficiary under the Plan. Such designation shall be made by filing a written notice of such designation with the Administrator on a form prescribed by the Administrator. Each Participant may at any time and from time to time, revoke or modify any previous beneficiary designation, without notice to or consent of any previously designated Beneficiary, by a further written designation. In the event a Beneficiary dies before receiving all the payments due to such beneficiary pursuant to this Plan, the then-remaining payments shall be paid to the Beneficiary’s estate. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary does not survive the Participant or, if the Beneficiary is the Participant’s spouse, in the event of a divorce or legally binding separation If no beneficiary designation shall be in effect at the time when any benefits payable under this Plan shall become due, all benefits due shall be paid to the Participant’s estate.

ARTICLE IX
Funding

9.1 Prohibition Against Funding. This Plan is unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets (including any amounts deferred by a Participant or contributed by the Employers pursuant to ARTICLE IV) shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated owner and beneficiary of investments acquired in connection with its obligation under this Plan.

9.2 Withholding of Employee Contributions. The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Base Salary Deferrals under section 4.1 hereof and/or Bonus/Incentive Pay Deferrals under section 4.2 hereof from his or her pay. The Administrator shall determine the amount and timing of such withholding.

ARTICLE X

Benefit Plans

10.1 Benefit Plans. The amount of each Participant’s Base Salary and/or Bonus/Incentive Pay which he or she elects to defer under the Plan shall not be deemed to be compensation for the purpose of calculating the amount of a Participant’s benefits or contributions under a pension plan or retirement plan qualified under section 401(a) of the Code.

ARTICLE XI
General Provisions

11.1 Administrator.

(a) Except as provided by an Employment Agreement with Employer, the Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b) The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c) The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

11.2 No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

11.3 No Employment Rights. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

11.4 Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer and the Administrator.

11.5 Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer and the Administrator incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

11.6 Other Benefits. The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

11.7 No Liability. No liability shall attach to or be incurred by any manager of the Employer or the Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

11.8 Expenses. Except as otherwise provided herein, all expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer or charged to the Plan at the discretion of the Administrator. Any investment-related expenses shall be charged directly to the Account for which such investments were made. To the extent that the Employer may be liable for social security tax withholding, other withholding tax regarding any deferred contributions under sections 4.1 and 4.2 hereof, or any federal or state income tax liability resulting from any investments made by Employer as a hedge against Employer’s liability under the Plan, the Administrator, in its sole discretion, may charge such expenses to the Plan.

11.9 Amendment and Termination.

(a) Except as otherwise provided in this section or pursuant to an Employment Agreement, the Corporation shall have the sole authority to modify, amend or terminate this Plan; provided, however, that any modification or termination of this Plan shall not reduce, alter or impair, without the consent of a Participant, a Participant’s right to any amounts already credited to his or her Account on the day before the effective date of such modification or termination.

(b) The Corporation reserves the right to make any modification or amendment to the Plan that it deems necessary to comply with any requirements of law or to insure favorable tax treatment under the Plan.

11.10 Employer Determinations. Any determinations, actions or decisions of the Employer shall be made by the board of directors of the Employer in accordance with its established procedures or by such other individuals, groups or organizations that have been properly delegated by the board of directors to make such determination or decision.

11.11 Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

11.12 Governing Law. This Plan shall be governed by, construed and administered in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and any other applicable federal law, provided, however, that to the extent not preempted by federal law or agreed to in an Employment Agreement with Employer this Plan shall be governed by, construed and administered under the laws of the State of Tennessee.

11.13 Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

11.14 Headings. The ARTICLE headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

11.15 Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

11.16 Withholding Payroll Taxes. To the extent required by law, Employer shall withhold any taxes required to be withheld for federal, state, or local government purposes with respect to any amounts deferred and/or distributed pursuant to the Plan.

11.17 Law Changes. To the extent necessary to protect the tax status of deferrals under the Plan, notwithstanding anything in this agreement, the Plan will be deemed to provide and be administered to comply with changes in applicable tax laws or interpretation and to comply with Section 409A of the Code.

In WITNESS WHEREOF, the Corporation has caused this Plan to be executed and be effective this      17th       day of November, 2009.

Willis North America Inc.

By:       /s/ C. William Mooney       Date:
_11-17-09

Name:        C. William Mooney
Title:       Senior Vice President

Witnessed by:

      /s/ Debra Enderle       Date:      11-17-09

Name:        Debra Enderle